Exhibit 99

Contact:	Randall Oliver (media)
(323) 869-7607
randall.oliver@smartandfinal.com
Richard Phegley (investors)
(323) 869-7779
rick.phegley@smartandfinal.com

SMART & FINAL REPORTS 6.0 PERCENT SALES GROWTH

IN 2006 THIRD QUARTER

•	Third Quarter Income from Continuing Operations of $7.5 Million
•	Assessment of Strategic Alternatives Ongoing

LOS ANGELES, October 31, 2006 – Smart & Final Inc. (NYSE – SMF) today reported sales for its sixteen-week third quarter ended October 8, 2006 of $672.6 million, an increase of $38.2 million, or 6.0 percent, over third quarter 2005 sales of $634.4 million. Income from continuing operations was $7.5 million for the third quarter 2006, or $0.23 per diluted share, compared with $1.0 million, or $0.03 per diluted share, for the third quarter 2005. Comparable store sales growth for the 2006 third quarter was 3.8 percent.

Included in the operating results for the 2006 third quarter were $0.7 million net of tax of costs associated with the company’s assessment of strategic alternatives and $1.0 million net of tax of stock-based compensation expense. Together these represented an expense of $0.05 per diluted share in the 2006 third quarter. Included in the operating results for the 2005 third quarter were $11.4 million net of tax, or $0.35 per diluted share, of estimated costs associated with a litigation charge related to the settlement of a class action litigation matter.

Etienne Snollaerts, president and chief executive officer, stated “In the third quarter we made great strides in rebuilding our sales momentum and continuing progress in reducing distribution expense. Our comparable store sales rate, which was slightly negative in the 2006 second quarter, increased to a positive 3.8 percent rate in the third quarter while we maintained a steady gross margin rate. Additionally, our overall sales increased 6.0 percent from the 2005 third quarter, reflecting the continuation of our store growth program over the past year.”

Snollaerts added, “In our distribution system, we are continuing to reduce overall costs and expense as a percent of sales has been steadily decreasing from our high point in the 2005 fourth quarter. While there is still progress to be made in distribution costs, our operational productivity rates in

Smart & Final Inc. Third Quarter 2006

distribution are now consistently higher than prior to the third quarter 2005 implementation of our new supply chain software. Additionally, our operating and administrative expense rate reflects costs for strategic assessment and stock-based compensation which account for the majority of the increase from the prior year rate.”

Gross margin from continuing operations increased $1.4 million, or 1.3 percent, to $110.7 million for the third quarter of 2006 as compared with $109.4 million for the prior year third quarter. As a percentage of sales, gross margin was 16.5 percent for third quarter 2006 and 17.2 percent for the third quarter 2005. The decrease in the year-to-year gross margin rate was primarily due to a lower profit rate on product sales and the impact of new stores, partially offset by lower distribution costs.

As a percentage of sales, operating and administrative expenses increased to 14.2 percent for the 2006 third quarter from 13.7 percent for the 2005 third quarter. Operating and administrative expenses from continuing operations increased $8.8 million, or 10.1 percent, to $95.7 million for the third quarter of 2006 as compared with $86.9 million for the prior year third quarter. The increase in dollars and as a percentage of sales was largely attributable to increased store operating costs, increased information systems costs, increased stock-based compensation costs, and costs associated with the company’s assessment of strategic alternatives.

Interest expense increased to $3.1 million for the 2006 third quarter as compared with $2.9 million for the prior year quarter, as a result of higher average debt outstanding and higher interest rates. At the end of the third quarter 2006 the balance outstanding on the revolving credit facility was $30.0 million compared with $25.0 million at the end of the third quarter 2005.

Cash flow from operating activities reflected cash generation of $23.9 million for the forty weeks ended October 8, 2006 compared with cash generation of $59.4 million for the prior year forty week period. The reduction in net cash generated from the prior year forty week period was primarily due to cash utilized for a class-action litigation settlement, and from increased investment in store inventories including seasonal merchandise, and associated working capital.

The company opened two new stores during the 2006 third quarter and closed one store. The company operated 251 stores at the end of the third quarter 2006 compared with 241 stores at the end of the 2005 third quarter.

As previously announced, the company has engaged Goldman Sachs & Co. to act as financial advisor to the company in studying potential strategic alternatives, in light of an announcement by the company’s majority shareholder, Casino Guichard-Perrachon S.A., that it is studying the potential sale of non-core portfolio assets. The company’s assessment of strategic alternatives is ongoing and through the end of the 2006 third quarter $2.0 million of associated pre-tax costs, or $0.04 per diluted share, had been

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Smart & Final Inc. Third Quarter 2006

incurred. Also as previously stated, there can be no assurance as to the timing of this process, the future costs involved, or that any specific transaction will result.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 251 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

A telephone conference call with Smart & Final’s senior management will be held on Wednesday November 1, 2006 at 8:00 a.m. Pacific Standard Time. The conference call is available in a listen-only mode through www.earnings.com. Replays of the conference call will also be available.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Current and future operating trends and results may be impacted by important factors, including the implementation of key information system initiatives and their potential effect on company operations. There can be no assurance that the company will not incur new or additional unforeseen costs in connection with the ongoing conduct of its business, including its exploration of potential strategic alternatives. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	October 8, 2006	January 1, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,067	$31,887
Accounts receivable, less allowance for doubtful accounts of $287 in 2006 and $273 in 2005	14,328	18,410
Inventories	168,122	158,553
Prepaid expenses and other current assets	19,098	16,333
Deferred tax assets	14,031	13,036
Assets held for sale	2,129	2,129

Total current assets	248,775	240,348
Property, plant and equipment:
Land	79,188	70,860
Buildings and improvements	66,219	62,335
Leasehold improvements	139,858	137,467
Fixtures and equipment	221,554	209,751

	506,819	480,413
Less – Accumulated depreciation and amortization	243,080	221,951

Net property, plant and equipment	263,739	258,462
Assets under capital leases, net of accumulated amortization of $3,020 in 2006 and $5,106 in 2005	1,069	1,423
Goodwill	34,775	34,775
Deferred tax assets	16,400	28,749
Equity investment in joint venture	8,145	7,481
Cash held in real estate trust	123	120
Other assets	70,503	66,960

Total assets	$643,529	$638,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$53,875	$54,076
Notes payable to affiliate	33,125	33,146
Accounts payable	96,245	99,694
Accrued salaries and wages	16,098	19,898
Other accrued liabilities	36,157	56,251
Liabilities of discontinued operations	760	1,101

Total current liabilities	236,260	264,166
Long-term liabilities:
Obligations under capital leases	1,395	1,848
Bank debt	30,000	20,000
Other long-term liabilities	36,108	35,086
Postretirement and postemployment benefits	43,160	43,275

Total long-term liabilities	110,663	100,209
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 32,541,031 shares issued and outstanding in 2006 and 31,903,478 in 2005)	322	319
Additional paid-in capital	239,185	231,775
Retained earnings	83,270	67,523
Accumulated other comprehensive loss	(16,013)	(15,822)
Notes receivable for common stock	(18)	(18)
Treasury stock, at cost, 755,376 shares in 2006 and 729,475 shares in 2005	(10,140)	(9,834)

Total stockholders’ equity	296,606	273,943

Total liabilities and stockholders’ equity	$643,529	$638,318

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Sixteen Weeks Ended		Forty Weeks Ended
	October 8, 2006	October 9, 2005	October 8, 2006	October 9, 2005
	(Unaudited)		(Unaudited)
Sales	$672,558	$634,371	$1,613,074	$1,546,101
Cost of sales, buying and occupancy	561,810	524,996	1,350,259	1,288,819

Gross margin	110,748	109,375	262,815	257,282
Operating and administrative expenses	95,679	86,903	230,130	211,444
Litigation charge	—	19,000	—	19,000

Income from operations	15,069	3,472	32,685	26,838
Interest expense, net	3,111	2,882	8,004	7,262

Income from continuing operations before income taxes	11,958	590	24,681	19,576
Income tax provision	(4,762)	(136)	(9,785)	(7,585)
Equity earnings of joint venture	257	497	851	652

Income from continuing operations	7,453	951	15,747	12,643
Discontinued operations, net of tax	—	(128)	—	(534)

Net income	$7,453	$823	$15,747	$12,109

Earnings (loss) per common share*:
Earnings per common share from continuing operations	$0.24	$0.03	$0.50	$0.41
Loss per common share from discontinued operations	—	—	—	(0.02)

Earnings per common share	$0.24	$0.03	$0.50	$0.39

Weighted average common shares	31,415,296	30,883,785	31,313,528	30,768,305

Earnings (loss) per common share, assuming dilution*:
Earnings per common share, assuming dilution, from continuing operations	$0.23	$0.03	$0.49	$0.39
Loss per common share, assuming dilution, from discontinued operations	—	—	—	(0.02)

Earnings per common share, assuming dilution	$0.23	$0.03	$0.49	$0.38

Weighted average common shares and common share equivalents	32,204,239	32,229,174	32,084,144	32,122,664

*	Totals may not aggregate due to rounding.

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AS A PERCENTAGE OF SALES

	Sixteen Weeks Ended		Forty Weeks Ended
	October 8, 2006	October 9, 2005	October 8, 2006	October 9, 2005
	(Unaudited)		(Unaudited)
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, buying and occupancy	83.5	82.8	83.7	83.4

Gross margin	16.5	17.2	16.3	16.6
Operating and administrative expenses	14.2	13.7	14.3	13.7
Litigation charge	—	3.0	—	1.2

Income from operations	2.2	0.5	2.0	1.7
Interest expense, net	0.5	0.5	0.5	0.5

Income from continuing operations before income taxes	1.8	0.1	1.5	1.3
Income tax provision	(0.7)	—	(0.6)	(0.5)
Equity earnings of joint venture	—	0.1	0.1	—

Income from continuing operations	1.1	0.1	1.0	0.8
Discontinued operations, net of tax	—	—	—	—

Net income	1.1%	0.1%	1.0%	0.8%

*	Totals may not aggregate due to rounding.

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Forty Weeks Ended
	October 8, 2006	October 9, 2005
	(Unaudited)
Cash Flows from Operating Activities:
Income from continuing operations	$15,747	$12,643
Adjustments to reconcile income from continuing operations to net cash provided by continuing activities:
Non-cash litigation charge, net of tax	—	11,373
Depreciation	14,459	14,066
Amortization	12,708	9,777
Amortization of deferred financing costs	359	220
Share-based compensation	2,475	845
Excess tax benefit from share-based compensation	(693)	—
Deferred income tax provision	11,354	943
Equity earnings of joint venture	(851)	(652)
Asset impairment, at gross	594	—
Gain on disposal of property, plant and equipment	(75)	(64)
Decrease (increase) in:
Accounts receivable	4,088	527
Inventories	(9,568)	(2,589)
Prepaid expenses and other assets	(4,506)	2,471
Increase (decrease) in:
Accounts payable	(3,449)	10,749
Accrued salaries and wages	(3,800)	(2,921)
Other accrued liabilities	(14,905)	2,060

Net cash provided by continuing activities	23,937	59,448
Net cash used in discontinued activities	—	(1,970)

Net cash provided by operating activities	23,937	57,478

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(31,874)	(34,678)
Proceeds from disposal of property, plant and equipment	82	37
Investment in capitalized software	(6,453)	(9,088)
Other	16	(423)

Net cash used in investing activities	(38,229)	(44,152)

Cash Flows from Financing Activities:
Payments on bank line of credit	(60,000)	(20,000)
Borrowings on bank line of credit	70,000	20,000
Payments on notes payable	(675)	(1,040)
Excess tax benefits from share-based compensation	693	—
Stock repurchases	(289)	—
Payments in connection with debt amendments	—	(215)
Proceeds from issuance of common stock, net of costs	3,743	1,388

Net cash provided by financing activities	13,472	133

(Decrease) Increase in cash and cash equivalents	(820)	13,459
Cash and cash equivalents at beginning of the period	31,887	28,672

Cash and cash equivalents at end of the period	$31,067	$42,131

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